SHELL PLC
Rules of the Shell Share Plan 2023
Shareholders’ Approval: 20 May 2014 Amended: 24 January 2017 Amended: 17 January 2020 Amended: 29 January 2022 Renewal approved by shareholders: 23 May 2023 Expiry Date: 23 May 2033

Table of Contents
Contents                                          Page

1Granting Awards
1.1Selection of Participants
Not all Eligible Employees will be made an Award. The Grantor will select which Eligible Employees will be made Awards and will determine the number of Shares subject to those Awards and the terms of those Awards. The selection criteria, the size of the Awards made, and the terms of the Awards made may change from time to time.
1.2Approval of Directors
A Member of the Group (other than the Company) may only grant an Award with the approval of the Directors.
1.3Timing of grant
Subject to any applicable Dealing Restrictions, Awards may only be granted within 42 days starting on any of the following:
1.3.1the date of any general meeting of the Company;
1.3.2the day after the announcement of the Company’s results for any period;
1.3.3any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards; or
1.3.4the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
No Awards may be granted after 23 May 2033.
2Terms of Awards to be set by Grantor
2.1Performance Conditions
2.1.1The Grantor may, if applicable, make all or part of the Vesting of an Award conditional on the satisfaction of one or more conditions linked to performance. A Performance Condition must be specified at the Award Date and may provide that an Award will lapse to the extent that the Performance Condition is not satisfied.
2.1.2The Grantor may change a Performance Condition in accordance with its terms or if it considers, reasonably and in good faith, that such a change is appropriate and would not make the Performance Condition materially more difficult to satisfy.
2.2Discretion
2.2.1The Grantor, acting reasonably and in good faith, has discretion to adjust (including by reducing to zero) the extent to which any Award Vests (whether or not the Award is subject to a Performance Condition) if it considers that:
(i)such Vesting level does not reflect the wider financial or non-financial performance of the Company or the Participant over the Performance Period;
(ii)such Vesting level is not appropriate in the context of circumstances that were unexpected or unforeseen at the Award Date; or

(iii)there exists any other reason why an adjustment is appropriate, taking into account such factors as the Grantor considers relevant.
2.3Other conditions
The Grantor may impose other conditions when granting an Award. Any condition must be specified at the Award Date and may provide that an Award will lapse to the extent it is not satisfied.
The Grantor may change a condition in accordance with its terms or if anything happens which causes the Grantor, acting reasonably and in good faith, to consider it appropriate but not so as to make the condition materially more difficult to satisfy.
2.4Other terms to be set on grant
When granting an Award, the Grantor will decide:
2.4.1whether the Award is a Conditional Award or an Option;
2.4.2subject to rule 5, the number and class of Shares subject to the Award or the method for determining the number and class;
2.4.3any Performance Condition(s) or other condition;
2.4.4the Qualifying Date;
2.4.5the Award Date;
2.4.6if the Award is an Option, whether it has an Exercise Price and, if so, what that Exercise Price is;
2.4.7whether the Award will be subject to a Holding Period (see rule 11) and, if so, when it will end and the number or proportion of Shares received on Vesting which will be Holding Shares (or how that number or percentage will be determined);
2.4.8any Adjustment Events which will apply to the Award and the period during which the Adjustment Events shall apply (see rule 14); and
2.4.9whether or not dividend equivalents will be payable (under rule 7) in respect of the Award and, if so, on what basis.
3Form of Awards
3.1Documentation of Awards
Awards will be granted by deed or in any other manner which is legally enforceable in the relevant jurisdiction.
Each Participant will be informed of the terms of the Award (to the extent that they are not set out in these rules) as soon as practicable after the Award Date. They may be informed of the terms by being given a copy of the deed referred to above or by any other means (including the updating of any personalised webpage or other electronic means).
A Participant may be required to enter into an agreement in writing with the Grantor which provides that the Participant agrees to the Award being granted to them subject to the rules (and any other terms set by the Grantor). In such case, and notwithstanding rule 3.3, the Award will not be valid until the agreement has been signed.

3.2No payment
A Participant is not required to pay any Member of the Group for the grant of any Award.
3.3Rejection of Award
Any Participant may reject all or part of their Award within 90 days after the Award Date (or, if earlier, before the date on which the Award Vests) by notice in writing to any person nominated by the Grantor. If this happens, the Award, or such part of it, will be deemed never to have been granted. A Participant is not required to pay any Member of the Group for the rejection.
If the Participant does not reject their Award as described above, the Participant will (subject to rule 3.1) be deemed to have unconditionally accepted the Award as of the Award Date.
4No transfer of Awards

An Award and any rights in respect of it are personal to the Participant and only the Participant may enforce those rights. No Award nor any rights in respect of it can be transferred, pledged, encumbered, assigned or otherwise disposed of.
A Participant must not create, buy or sell any derivative instrument involving an Award or any Shares subject to it. If an Award or any rights in respect of it are transferred or if such a derivative instrument is created, bought or sold or if the Participant otherwise ceases to be the sole beneficiary of the Award or any rights in respect of it (including by operation of law), the Award will lapse except to the extent that the Directors decide otherwise.
This rule 4 does not apply to the transmission of an Award on the death of a Participant to their personal representatives (or to or its subsequent enforcement by them).
5Limits on the use of newly issued shares and treasury shares
5.110 % in 10 years limit
The number of Shares which may be allocated under these Rules on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under these Rules and any other employee share plan operated by the Company.
5.25% in 10 years limit
The number of Shares which may be allocated under these Rules on any day must not exceed 5 per cent of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated, other than on an all-employee basis, in the previous 10 years under these Rules and any other employee share plan adopted by the Company.
5.3Exclusion
Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 5.

5.4Definitions for this rule
5.4.1For the purposes of this rule, shares are allocated to employees of a Member of the Group on an “all-employee basis” if they are offered or allocated:
(i)to all or substantially all employees of that Member of the Group on similar terms; or
(ii)under an all-employee share plan.
For these purposes, shares may be allocated or offered on similar terms even though the terms on which they are offered or allocated may vary by reference to the employees’ remuneration or length of service etc.
5.4.2For the purposes of this rule, shares are “allocated” if they have been issued or must be issued for the purposes of satisfying an Award. For so long as the Directors consider that it is best practice to count treasury shares for the purposes of the limits in this rule 5, shares are also “allocated” if they have been or must be transferred out of treasury for the purposes of satisfying Awards.
6Variations in share capital, demergers and special distributions
If there is:
(a)a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital; or
(b)a rights issue; or
(c)a demerger (in whatever form); or
(d)a special dividend or distribution; or
(e)any similar transaction which the Directors consider may affect the value of an Award;
the Directors may, acting reasonably and in good faith:
(i)    adjust (retrospectively or otherwise) the number or class of shares or securities comprised in an Award and/or an Option’s Exercise Price; and/or
(ii)    change the identity of the company or companies whose shares are subject to the Award.
7Voting, dividends and dividend equivalents

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant or to another person to hold the Shares for the benefit of the Participant.
However, the Grantor, with the approval of the Directors, may grant an Award (other than an Award in the form of an Option with an Exercise Price equal to the Market Value of a Share at the Award Date) on the basis that, on Vesting, the Grantor shall procure that the Participant receives an amount equal to the amount per Share of all dividends the record date for which falls between the Award Date and the date of Vesting, multiplied by the number of Shares in respect of which the Award is Vesting assuming full dividend reinvestment. However, in the case of a Participant's death, the relevant period will be extended to the date of issue or transfer in respect of the Participant.

This amount may be paid in cash or in Shares. The cash will be paid or Shares issued or transferred on the same date as cash is paid or Shares are issued or transferred with respect to the underlying Award and the payment, issue or transfer will be subject to rule 16 (Withholding of tax).
8Vesting of Awards
8.4.1Except where any of rules 8.1.2 or 12 to 15 apply and subject to rule 2.2, an Award shall Vest on the latest of the following:
(i)the date on which it is determined the extent to which any Performance Condition or other condition set under rule 2 is satisfied; or
(ii)the Qualifying Date.
To the extent that an Award has not lapsed or Vested on that date, it will lapse on that date.
8.4.2Subject to rule 19, the Grantor, with the approval of the Directors and subject to any HR policy adopted by the Company from time to time, may accelerate or delay the Vesting or change the Holding Period of some or all of an Award if, as a result of the Participant moving jurisdiction in connection with their employment with a Member of the Group:
(i)the Participant would suffer a different (including but not limited to greater and/or earlier) liability to tax, social security contributions or any other charge than was considered to be the case at the Award Date;
(ii)the Participant’s ability to exercise an Option or have Shares delivered to them would be restricted or prohibited; and/or
(iii)the Participant’s ability to hold or deal in the Shares acquired or the proceeds of sale or of dividends payable on such Shares would be restricted or prohibited, and the Grantor, with the approval of the Directors and subject to any HR policy adopted by the Company from time to time, may determine that Vesting will be subject to such conditions as it may determine, which may include restrictions on the disposal of some or all of the Shares acquired pursuant to the Award for such a period as the Grantor may determine, and that any Shares so restricted may be forfeited if the Participant ceases to be an employee of a Member of the Group during such period in circumstances in which their Award would have lapsed if it had not Vested in accordance with this rule 8.1.2 and that any such Shares remain subject to clawback and malus under rule 14. The Grantor may make the Vesting of an Award or exercise of an Option conditional upon the Participant taking any action (including entering into any agreement) reasonably required by the Grantor in relation to such conditions. For the avoidance of doubt, this rule 8.1.2 does not apply to Executive Committee members.
9Consequences of Vesting or Exercise

Subject to rules 10 and 11, the Grantor will procure that Shares are issued or transferred (from treasury or otherwise) at the Grantor’s discretion to the Participant or to a nominee, trustee or other entity designated by the Grantor for the Participant’s benefit or to any other entity acceptable to the Grantor.

In the case of an Option with an Exercise Price, the exercise of the Option will be conditional upon the Participant paying the Exercise Price or entering into arrangements acceptable to the Directors to pay the Exercise Price.
Such issue or transfer will be made, subject to any Dealing Restriction which prevents such issue or transfer, as soon as reasonably practicable and will normally be made within 45 days of the date of Vesting (in the case of a Conditional Award) or the date of exercise (in the case of an Option).If, however, any Dealing Restriction would delay such issue or transfer beyond the relevant deadline set out in this rule, then the Vested Award, may, in the Grantor’s discretion, be paid in cash pursuant to rule 10 not later than such relevant deadline.
10Cash alternative and net settlement
10.1Cash alternative
The Grantor may, with the approval of the Directors, satisfy an Award by paying (subject to rule 16 (Withholding of tax)) a cash amount equal to (i) in the case of a Conditional Award, the Market Value of the Shares in respect of which the Award has Vested or (ii) in the case of an Option, the Market Value of the Shares in respect of which the Award would have been exercised less any Exercise Price. This amount will be paid as provided in rule 9.
An Award may be granted on the basis that it will only ever be satisfied by paying a cash amount in the manner described in this rule 10.1.
10.2Net settlement
At any time before Shares in respect of which an Option that has been exercised have been issued or transferred to a Participant, the Grantor may, with the approval of the Directors, determine that, in substitution for the Participant’s right to acquire some or all of those Shares, the Participant will receive a reduced number of Shares calculated as “A” in the following formula (rounded down to the nearest whole Share):
A = N x ((MV-EP)/MV)
Where:    N means the number of Shares in respect of which the Option is exercised;
EP means the Exercise Price of the Option; and
MV means the market value (as determined by the Board) of a Share on the date of exercise.
An Award may be granted on the basis that it will only ever be satisfied in the manner described in this rule 10.2.
11Holding Period

This rule 11 will apply where the Grantor decides that an Award is subject to a Holding Period under rule 2.4 or one is imposed under rule 14.
11.1Consequences of Holding Period on Vesting or Exercise
Following Vesting or exercise, the Holding Shares will be issued or transferred to the Participant (or a nominee selected by the Grantor) in accordance with rule 9 but on the condition that they be held on the basis set out in this rule 11. The Grantor may require the

Participant to take any actions as it considers necessary or desirable to give effect to this rule.
The balance of the Shares in respect of which a Conditional Award Vests or an Option is exercised, if any, will be issued or transferred as described in rule 9.
11.2Rights of Participant during the Holding Period
11.2.1During the Holding Period, the Participant will be a shareholder and will therefore be entitled to vote and, subject to rule 11.2.2, to receive dividends and have all other rights of a shareholder in respect of the Holding Shares.
11.2.2However, the Participant may not transfer, assign or otherwise dispose of any of the Holding Shares or any interest in them, except:
(i)in the case of the sale of sufficient entitlements nil-paid in relation to a Share to take up the balance of the entitlements under a rights issue;
(ii)to realise an amount equal to any Exercise Price payable to exercise an Option.
11.3Rights of Participant at the end of the Holding Period
Subject to rule 14, and to any contrary provision specified at the Award Date, the Holding Period will end on the earliest of the following:
11.3.1the date set by the Grantor under rule 2.4;
11.3.2the date on which the Directors decide that the number of Shares which are subject to the Holding Period is sufficiently small that the continuation of the Holding Period is not warranted;
11.3.3the Participant’s death;
11.3.4the date on which rule 15 (takeovers and restructurings) applies;
11.3.5the date on which the Directors decide, in any other circumstances, that the Holding Period should come to an end.
At the end of the Holding Period, the restrictions in rule 11.2 will cease to apply.
12Leaving employment
12.1General rule
If a Participant ceases to be an employee of a Member of the Group before the Qualifying Date, the Participant’s Award will lapse on the date of cessation except as otherwise provided in this rule 12 or rule 13.
For the avoidance of doubt if a Participant ceases to be an employee of a Member of the Group on or after the Qualifying Date, the Award will continue and, if it is an Option, will be exercisable for the period determined in accordance with rule 12.6.
Where the Award is subject to a Holding Period the Holding Shares will, unless the Directors determine otherwise, continue to be subject to such Holding Period after cessation of employment.

12.2Exceptions to the general rule
Subject to rules 12.3 and 12.4, if the Participant ceases to be an employee of a Member of the Group before the Qualifying Date because of:
12.2.1disability, injury or ill-health;
12.2.2retirement as determined by the Grantor (which determination may take into consideration, among other items, local laws, regulations or policies);
12.2.3redundancy;
12.2.4the completion of a fixed-term contract; or
12.2.5any other reason, with the specific consent of the Grantor (given within 14 days after cessation of the Participant’s employment), the Participant’s Award will continue and will Vest in accordance with rule 8, provided however, that the Directors may reduce the Award pro rata to reflect the time which has elapsed during the Performance Period.
12.3Early Vesting
Where rule 12.2 applies, the Grantor may decide that instead of the Award continuing, the Award will Vest on cessation of employment with a Member of the Group or on a later date chosen by it, but not later than the latest of the dates set out in rules 8.1.1(i) or 8.1.1(ii).
12.4Extent of Vesting
Where rule 12.2 applies, the Directors will determine the extent to which any Performance Condition or other condition under rule 2.3 has been satisfied in the manner specified in the Performance Condition or other condition or, if this is not specified in the Performance Condition or other condition, in such manner as they consider reasonable.
12.5Sale of employer
12.5.1Subject to rule 12.5.2, if a Participant ceases to be an employee of a Member of the Group by reason of:
(i)the Participant’s employing company ceasing to be under the Control of the Company or a Member of the Group; or
(ii)a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group, the Participant’s Award will, subject to rule 2.2, Vest on the date of cessation. Where the Award (or part of the Award) is subject to a Performance Condition it will Vest to the extent to which the Directors determine that any Performance Condition or other condition under rule 2.3 has been satisfied in the manner specified in the Performance Condition or other condition or, if this is not specified in the Performance Condition or other condition, in such manner as they consider reasonable. The Directors may reduce the Award pro rata to reflect the time which has elapsed during the Performance Period.
12.5.2Where this rule 12.5 applies and if the Directors determine that equivalent rights to the Award have been granted or offered to the Participants, then the Awards will not

Vest under this rule to the extent that the Directors so determine. To the extent that the Directors determine that any Awards do not Vest under this rule then they will lapse.
12.6Period of exercise of an Option
12.6.1If a Participant ceases to be an employee of a Member of the Group, an Option (whether it Vests under this rule 12 or which has already Vested) may, subject to rule 15, be exercised until the latest of:
(i)the date that is six months after the date on which it Vested;
(ii)the date that is six months after the Participant’s cessation of office or employment; and
(iii)where the Participant ceased to be an employee of a Member of the Group as a result of their death, the date that is twelve months after the date of the Participant’s death, or such later date as the Directors may determine, after which time it will lapse.
12.7Meaning of “ceasing to be an employee”
For the purposes of this rule 12 a Participant will be treated as continuing to be an employee of a Member of the Group:
12.7.1if the Participant is an employee of any Member of the Group; or
12.7.2if the Participant recommences employment with a Member of the Group within 7 days of ceasing employment.
13Death
13.1If a Participant dies before the Qualifying Date then, unless the Directors determine otherwise, their Award will Vest:
13.1.1if their Award is not subject to a Performance Condition, in full on the date of death; or
13.1.2if their Award is subject to a Performance Condition and provided there is a target level set out in the Performance Condition, at that target level (subject to any other conditions set out under rule 2.3), or otherwise to the extent determined by the Directors taking into account the extent to which the Performance Condition or other condition set under rule 2.3 has been satisfied.
13.2If a Participant dies on or after the Qualifying Date but before the date on which the extent to which any Performance Condition or other condition set under rule 2.3 is satisfied has been determined, the Participant’s Award will, unless the Directors determine otherwise, Vest to the extent only that the Performance Condition or other condition is satisfied.
14Clawback and malus
14.1Effect of Adjustment Event
If the Directors determine that an Adjustment Event has occurred, they may decide that one or more of the following will apply to one or more of a Participant’s Awards:

14.1.1The number of Shares in respect of which the Award would otherwise Vest will be reduced.
14.1.2The Award will lapse wholly or in part.
14.1.3If the Award is subject to a Holding Period, it will be extended or, if it is not, one will be imposed.
14.1.4Additional Performance Conditions or other conditions specified by the Directors will be imposed on the Vesting of the Award.
14.1.5The Participant will be required to transfer some or all of the Shares received under the Award (including any Holding Shares) as directed by the Directors for no consideration or, to the extent that the Participant no longer holds those Shares, to pay to or to the order of the Company an amount equal to the Market Value of those Shares on the date of acquisition or disposal.
14.1.6The Participant will be required to pay to or to the order of the Company the amount of any cash the Participant has been paid in respect of an Award.
14.2Investigation ongoing at time of Vesting
If the action or conduct of any Participant, Member of the Group or relevant business unit is under investigation as a result of circumstances that could amount to an Adjustment Event and such investigation has not yet been concluded by the date on which the Award would Vest under rule 8, the Award will Vest on such later date as the Directors consider appropriate to allow such investigation to be concluded.
14.3Application of this rule
14.3.1For the avoidance of doubt, rule 14.1 can apply in relation to a Participant’s Award:
(i)before or after the Participant has ceased to be an employee of a Member of the Group;
(ii)whether the Adjustment Event occurred before, after or while the Participant was an employee;
(iii)whether the Adjustment Event occurred before or after the grant or Vesting of the Award;
(iv)(except where the Adjustment Event specifically refers to the Participant’s conduct) whether or not the Participant was responsible for or accountable for the Adjustment Event;
(v)whether or not Members of the Group have suffered a financial loss as a result of the Adjustment Event.
14.3.2The Directors may decide that Rules 14.1.5 and 14.1.6 will only apply for a period of time, prescribed by the Directors from time to time, after the acquisition of the Shares by the Participant or the receipt of the cash amount in respect of the Award by the Participant, or after such other date as the Directors determine.
Where rule 14.1.5 or 14.1.6 applies, the Directors may decide that the number of Shares to be transferred or the amount to be paid will be reduced by reference to any income tax or social security contributions paid by or withheld for the

Participant in respect of the Award and/or by reference to any Exercise Price paid in the case of an Option.
14.4Cross Clawback
The Directors may take any of the actions set out in rule 14.1 in order to effect the recovery of sums paid or Shares delivered under any malus or clawback provisions that are included in any incentive plan (including this plan) operated by any Member of the Group.
15Takeovers and restructurings
15.1Takeovers to which this rule 15 applies
This rule 15 applies where:
15.1.1a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or
15.1.2under sections 895 or 901F of the Companies Act 2006 (or any equivalent non-UK procedure), a court sanctions a compromise or arrangement in connection with the acquisition of Shares as a result of which there is a change of Control.
15.2Exchange of Awards
If rule 15.1 applies, each Award will be automatically exchanged, in full, for a new award in accordance with this rule 15.2, to the extent that:
(i)an offer to exchange the Award is made and accepted by a Participant;
(ii)there is an Internal Reorganisation, in which case rule 15.4 applies; or
(iii)the Directors decide (before the relevant event) that an Award will be exchanged.
The new award:
1.1.1must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;
15.2.1subject to the rest of this rule 15, will be governed by the same terms as applied to the existing Award immediately before exchange;
15.2.2will be treated as having been acquired at the same time as the existing Award and, subject to rule 15.2.4, will Vest in the same manner and at the same time;
15.2.3will, if the existing award was subject to a Performance Condition or other condition set under rule 2.3, be subject to an equivalent Performance Condition or equivalent other condition which, in both cases and in relation to any Participant who is a US taxpayer only, gives rise to a substantial risk of forfeiture;
15.2.4will, unless the Directors determine otherwise, be subject to an equivalent Holding Period in respect of any Holding Shares (again as determined by the Directors);
15.2.5will, in the case of an existing Award which is an Option with an Exercise Price, be subject to an Exercise Price (if any) determined by the Directors having regard to the Exercise Price applying to the existing award and the other terms of the exchange; and

15.2.6will be governed by these Rules as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 15.2.1.
15.3Awards are not exchanged
15.3.1If rule 15.1 applies and the Awards are not exchanged in accordance with rule 15.2, each Award will, subject to rule 2.2, Vest on the date on which the person obtains Control or the date of court sanction:
(i)in full if there is no Performance Condition; or
(ii)to the extent that any Performance Condition and/or any other condition set under rule 2 has been satisfied to the date of Vesting, provided, however, that the Award will be reduced pro rata to reflect the time which has elapsed during the Performance Period to the date of the relevant event (unless the Directors determine otherwise) and will lapse as to the balance.
All Options, whether Vesting under this rule 15 or already Vested, will lapse after a period of one month (or such other period as the Directors may determine) from the date of the relevant event.
15.4Internal Reorganisation
If the Directors consider that the offer or sanction is an Internal Reorganisation, then unless they (the Directors) determine otherwise, each Award will be exchanged, as described in rule 15.2, (except for rule 15.2.4). The Award will be exchanged in full and (i) any Performance Condition and/or other condition set under rule 2 which applied to the original Award will apply to the new award, subject to such adjustments as the Directors consider reasonable to take account of the reconstruction or reorganisation and the exchange of Awards; and (ii) any Holding Period will continue to apply.
15.5Determination of extent to which condition is satisfied
The Directors will determine the extent to which any Performance Condition and any other condition set under rule 2 has been satisfied on the relevant date applicable under this rule 15 in such manner as they consider reasonable.
15.6Other transactions
If there is:
(a)a variation in the equity share capital of the Company, including a capitalisation, sub-division, consolidation or reduction of share capital; or
(b)a rights issue; or
(c)a demerger (in whatever form); or
(d)a special dividend or distribution; or
(e)any similar transaction which the Directors consider may affect the value of an Award;

the Directors may allow an Award to Vest (subject to rule 2.2) but, if there is a Performance Condition and/or other condition set under rule 2, only to the extent that it has been satisfied and subject to any other conditions the Directors may decide to impose and the Award will be reduced pro rata to reflect the time which has elapsed during the Performance Period to the date of the transaction (unless the Directors determine otherwise). The Award will lapse as to the balance.
If the Directors permit Awards to Vest the Directors will also determine the period of time during which any Option, whether Vesting under this rule 15.6 or already Vested, may be exercised, after which time it will lapse.
16Withholding of tax

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to tax, social security contributions, levy, charge or other payroll deductions required by law. These arrangements may include the sale of Shares on behalf of a Participant or a reduction in the number of Shares to which the Participant would otherwise be entitled. Where applicable, the amount of an Award will be subject to deductions for hypothetical tax and/or social security consistent with Company or Grantor policies.
The Participant must enter into any elections required by the Grantor in relation to Shares subject to an Award or Holding Shares including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 or relevant local legislation.
17Relationship with terms of a Participant’s employment
(a)For the purposes of this rule 17, “Employee” means any person who is or will be eligible to be a Participant or any other person.
(b)This rule 17 applies during an Employee’s employment and after the termination of an Employee’s employment, whatever the circumstances of such termination.
(c)Nothing in the rules or in the terms of or the practice of granting Awards forms part of an contract of employment with an Employee. The rights and obligations arising from the employment relationship between the Employee and any Member of the Group are separate from, and are not affected by, the Rules or any Awards made. The grant of an Award does not create any right to, or expectation of, continued employment and does not create any right to or expectation of the grant of an Award on the same basis, or at all, in the future.
(d)Any benefits received under these Rules are not pensionable and do not affect pension benefits or any other employee benefits in any way except as may be otherwise provided in the terms of any applicable pension or other benefit plan.
(e)Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of these Rules and the Performance Condition and/or any other condition set under rule 2.3, no Employee has any right to have any decision or discretion exercised in a particular manner (or at all).
(f)Without prejudice to an Employee’s right in respect of an Award subject to and in accordance with the express terms of these Rules, the Performance Condition and any other condition set under rule 2.3, no Employee has any right to compensation resulting from:

(i)any loss or reduction of any rights or expectations under these Rules in any circumstances (including termination of employment whatever the circumstances of such termination);
(ii)any exercise of a discretion or a decision taken under these Rules, or any failure to exercise a discretion or take a decision;
(iii)the operation, suspension, termination or amendment of these Rules.
(g)Any and all discretions, decisions or omissions relating to an Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable or could be regarded as in breach of any implied term between the Employee and their employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule 17.
(h)Awards are granted only on the basis that the Participant accepts all the provisions of these Rules, including in particular this rule 17.
(i)Nothing in these Rules confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of these Rules. This does not affect any other right or remedy of a third party which may exist.
18General
18.1Directors' decisions final and binding
The decision of the Directors, in their sole and absolute discretion, on the interpretation of these Rules or in any dispute relating to an Award or matter relating to these Rules or the terms of any Award will be final and conclusive.
18.2Regulations
The Directors can make or vary regulations for the administration and operation of these Rules, but these must be consistent with its rules.
18.3Data protection
The personal data of any Eligible Employee, Participant or former Participant may be processed in connection with the operation of the plan in accordance with the Group’s prevailing data protection policy and as notified to Eligible Employees pursuant to a privacy notice or otherwise. If an Eligible Employee, Participant or former Participant is employed outside the European Economic Area and outside the United Kingdom and consent is needed for processing of their personal data in connection with the operation of the plan, by participating in the plan, they consent to such processing of their personal data.
18.4Consents
All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force. The Participant will be responsible for complying with any requirements the Participant needs to fulfil in order to obtain or avoid the necessity for any such consent.

18.5Consistency with the Policy and regulatory requirements
Nothing in these rules or the terms of any Award will oblige the Grantor or any other person to issue or transfer any shares or make payment (including any remuneration payment or payment for loss of office) which would be inconsistent with:
18.5.1the Policy and in breach of Chapter 4A of Part 10 of the Companies Act 2006; or
18.5.2any law, regulation, guideline or rule book applicable to any Member of the Group or any remuneration policy adopted pursuant to such a law, regulation, guideline or rule book, and to the extent that any Award is so inconsistent, the Directors may, acting reasonably and in good faith, adjust (retrospectively or otherwise) the number or class of shares or securities comprised in an Award and/or impose additional conditions on the Vesting of such Award.
No Member of the Group will be obliged to seek the approval of any regulator or of its members in general meeting for any such issue, transfer or payment but may make such changes as the Committee considers are necessary or desirable to the terms of the issue, transfer or payment to ensure that consistency.
18.6Articles of association
Any Shares acquired under these Rules are subject to the articles of association of the Company from time to time in force.
18.7Rights attaching to Shares
Shares issued pursuant to an Award will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.
Where Shares are transferred, including transferred out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.
18.8Listing of Shares
If and so long as the Shares are listed on any stock exchange, the Company will apply for listing of any Shares issued under these Rules on any such exchange as soon as practicable.
18.9Exchange rates
Where it is necessary to make any currency conversion under these rules, the exchange will be at such rate and at such time as the Company decides.
18.10Unfunded Awards
Awards shall be unfunded and no Member of the Group shall be required to segregate any assets which may at any time be represented by an Award. Any liability of any Member of the Group to any person with respect to an Award shall be based solely upon any contractual obligations which may be created by these Rules. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any property of any Member of the Group or funded or secured in any way.

18.11Indemnification
The Company shall indemnify (or procure that any relevant Member of the Group indemnifies) each Indemnitee to the fullest extent permitted under applicable laws and under its constitution, against all or any portion of liability and/or costs and expenses reasonably incurred by such Indemnitee, in connection with, arising out of, or resulting from, any claim, suit or proceeding in which the Participant may be involved by reason of having been an Indemnitee; provided however, no Member of the Group shall be obliged to indemnify any Indemnitee against any liability, costs or expenses in connection with any act or omission to act in respect of which the Indemnitee shall be finally adjudged in any action, suit or proceeding to have been guilty of fraud or wilful misconduct in the performance of the Indemnitee’s duties. “Indemnitee”, for the purposes of this rule 18.11 means an individual who, while an employee or director of any Member of the Group and acting with respect to these Rules, acts as a fiduciary, agent, director of that or any other Member of the Group, or in any other capacity exercises administrative responsibility with respect to these Rules.
18.12Separate provisions
Each of the provisions of these Rules is entirely separate and independent from each of the other provisions. If any provision of any rule is found to be invalid, illegal or unenforceable, in whole or in part, in relation to an Award or a Participant, the provision shall apply to that Award or Participant with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and so far, as reasonably practicable, gives effect to the commercial intention of the Grantor.
To the extent it is not possible to delete or modify the provision in whole or in part then such provision or part of it will be deemed, to the extent that it is illegal, invalid or unenforceable, never to have been part of these Rules in relation to that Award or that Participant and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of that or any other rule.
18.13Notices
Any notice or other document which has to be given to a person who is or will be eligible to be a Participant may be delivered or sent by post to the Participant at their home address according to the records of the Participant’s employing company; or sent by e-mail to any e-mail address which according to the records of the Participant’s employing company is used by the Participant or in either case such other address which the Company considers appropriate.
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with these Rules may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail to any e-mail address notified to the Participant.
Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

18.14Small Payments
If for whatever reason a small payment would otherwise be due to a Participant, the Company may in its absolute discretion decide instead not to pay that amount and in such a case the Participant will lose any right to receive the relevant amount.
In this context a small payment is a payment of less than the value of one Share as at the date of the proposed payment or an amount which would be reduced to less than the value of one Share once any charges and foreign exchange costs had been taken into account.
19Changing these Rules
19.1Directors’ powers
Except as described in the rest of this rule 19, the Directors may, at any time, change these Rules in any way, including retrospective amendments and amendments to the terms of Awards already made.
19.2Shareholder approval
19.2.1Except as described in rule 19.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to these Rules to the advantage of present or future Participants, which relates to the following:
(i)the persons to or for whom Shares may be provided;
(ii)the limitations on the number of Shares which may be issued;
(iii)the individual limit for each Participant;
(iv)any rights attaching to the Awards and the Shares;
(v)the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;
(vi)the terms of this rule 19.2.1.
19.2.2The Directors can change these Rules and need not obtain the approval of the Company in general meeting for any changes to Performance Conditions or other conditions in accordance with rule 2 or for minor changes:
(i)to benefit administration;
(ii)to comply with or take account of the provisions of any proposed or existing legislation;
(iii)to take account of any changes to legislation; or
(iv)to obtain or maintain favourable (or avoid unfavourable) tax, exchange control or regulatory treatment of the Company, any Affiliate or any present or future Participant.
19.3Notice
The Directors may (but need not) give notice of any changes made to any Participant affected and the absence of any such notification will not affect the validity of any such change.

20Governing law and jurisdiction

English law governs these Rules and all Awards and their construction. The English Courts have exclusive jurisdiction in respect of disputes arising under or in connection with these Rules or any Award.
21Language of the Rules

The language of these Rules is English. In the event of any conflict, the English language version will prevail.
22Section 409A of the US Internal Revenue Code

Notwithstanding any provision of these Rules to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder as in effect from time to time ("Section 409A"), the Company reserves the right to make amendments to these Rules as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, the Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Participant in connection with these Rules or any Award hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.
24    Meaning of Words
In these rules:
“Adjustment Event” means an event by virtue of which rule 14 applies, which will be set, in relation to each Award, by the Grantor under rule 2.4;
“Affiliate” means the Company and any entity which either the Employer or the Company directly or indirectly controls. For this purpose:
(i)an entity directly controls another entity if it owns fifty per cent or more of the voting rights attached to the issued share capital of the other entity; and

(ii)an entity indirectly controls another entity if a series of entities can be specified, beginning with the first entity and ending with the other entity, so related that each entity of the series (except the ultimate controlling entity) is directly controlled.

“Award” means a Conditional Award or an Option granted under these Rules;
“Award Date” means the date which the Grantor sets for the grant of an Award;
“Business Day” means a day on which any stock exchange which is nominated by the Directors (for some or all purposes under these Rules) and on which the Shares are traded is open for the transaction of business;
“Company” means Shell plc;
“Conditional Award” means a right to receive Shares automatically at no cost subject to the Rules;
“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Dealing Restrictions” means restrictions imposed by any law, order, regulation or Government directive, the rules applying to any listing of the Company, any code adopted by the Company regulating dealings in shares by employees or directors or any restriction imposed by the Company’s compliance officer;
“Directors” means the board of directors of the Company or any committee of the board of directors or other person or body to whom the board of directors delegates any function under these rules or, where rule 15 applies, those people who were the Directors immediately before the event by virtue of which that rule applies;
“Eligible Employee” means any employee of any Member of the Group;
“Employer” means the employing company of a Participant;
“Exercise Price” means the price per Share payable to exercise an Option which will be either:
(a)the nominal value of a Share from time to time; or
(b)the Market Value of a Share at the Award Date,
as determined by the Directors on or before the Award Date;
“Grantor” means, in relation to any Award, the Company or other Member of the Group which granted the Award under rule 1.1;
“Holding Shares” means the Shares in respect of which an Award has Vested, and which are subject to a Holding Period as determined under rule 2.4 or imposed under rule 14;
“Holding Period” means a period during which Shares received on Vesting of an Award must be held in accordance with rule 11;
“Internal Reorganisation” means where immediately after a change of Control of the Company, all or substantially all of the share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;
“Market Value” means the price of a Share determined using any reasonable method selected by the Directors;
“Member of the Group” means:
(a)the Employer;
(b)any Affiliate; and
(c)any other company, partnership or limited liability company which is associated with the Company and is so designated by the Directors (for some or all purposes under these Rules) and “Group” will be construed accordingly;
“Option” means a right to acquire Shares subject to these Rules for nil cost or for an Exercise Price;
“Participant” means a person holding an Award or their personal representatives;
“Performance Condition” means any performance condition imposed under rule 2.1;
“Performance Period” means:

(a)in relation to an Award which is subject to a Performance Condition (whether in whole or in part), the period in respect of which a Performance Condition is to be satisfied (or such other period as the Board may determine on or before the Grant Date);
(b)in relation to an Award that is not subject to a Performance Condition, the period starting on the Award Date and ending on the Qualifying Date (or such other date or period as the Board may determine on or before the Grant Date).
“Policy” means the Company’s directors’ remuneration policy that has most recently been approved by the Company’s shareholders and any relevant HR policy adopted by the Company from time to time;
“Rules” means these rules (including any schedules) as amended from time to time;

“Shares” means, subject to rules 6 and 15, fully paid ordinary shares in the capital of the Company or American Depository Receipts representing those shares;
“Vest” and “Vesting” means a Participant becoming entitled to have the Shares issued or transferred to the Participant or to another person to hold the Shares for the Participant’s benefit subject to these Rules;
“Qualifying Date” means a date set by the Grantor which shall not normally be earlier than the third anniversary of:
(a)the Award Date; or
(b)if all or part of the Award is subject to a Performance Condition, in respect of the whole Award, the start of the period in respect of which a Performance Condition is to be satisfied.
However, the Grantor may, in its absolute discretion, determine that it shall be any other date. If the Grantor does not set the Qualifying Date, it shall be the third anniversary of the Award Date; and
Words of, or implying, one gender shall include the other gender.

SCHEDULE 1
Forfeitable Share Awards
The purpose of this Schedule 1 is to set out the terms on which an Award under the plan may be granted in the form of a Forfeitable Share Award.
1.Application of the rules of the plan
1.1The rules of the plan will apply to any Forfeitable Share Award granted under this Schedule 1, as amended by the terms of this Schedule 1.
2.Documentation of Forfeitable Share Award / Forfeitable Share Agreement
2.1Rule 3.1 (Documentation of Awards) does not apply to any Forfeitable Share Award.
2.2Where an Eligible Employee is to be granted a Forfeitable Share Award, the Participant must first enter into a Forfeitable Share Agreement pursuant to which the Participant agrees:
2.2.1not to transfer, assign, charge, or otherwise dispose of the Shares which are comprised in the Forfeitable Share Award or any interest in those Shares in any way and, if the Shares are held by a nominee, not to instruct such nominee to transfer the legal ownership of the Shares to the Participant or to any other person at any time before the Forfeitable Share Award Vests, save:
(a)in accordance with paragraph 5.2 or 6.1 of this Schedule 1; or
(b)with the prior written consent of the Directors;
2.2.2to the extent the Participant’s Forfeitable Share Award lapses under the plan, that the Shares which are comprised in the Forfeitable Share Award are forfeit and that the Participant will immediately transfer their interest in the Shares for nil or nominal consideration to the Company or to any person specified by the Company;
2.2.3to enter into any tax election required by the Directors at any time in relation to the Participant’s Forfeitable Share Award; and
2.2.4to such other terms as the Directors may determine, which may include a requirement that the Participant pays the nominal value of the Shares subject to the Forfeitable Share Award if they are to be issued to the Participant, and rule 2.1 will apply accordingly.
2.3If a Participant breaches their Forfeitable Share Agreement or the terms of this Schedule 1, the Forfeitable Share Award will lapse, unless the Directors determine otherwise.
2.4A Forfeitable Share Agreement may include, or the Eligible Employee may otherwise be required to enter into, a power of attorney given by the Eligible Employee in favour of such person or persons as the Directors may determine pursuant to which the attorney may undertake any action, including entering into and doing all deeds, instruments and acts, to give effect to:
2.4.1any provision of the plan or the Forfeitable Share Agreement, including
(a)any lapse of the Forfeitable Share Award as referred to in paragraph 7.2 or 7.3 of this Schedule 1;

(b)the exchange of the Forfeitable Share Award as referred to in rule 15.2; and
(c)any tax election as referred to in paragraph 2.2.3 of this Schedule 1; and
2.4.2any other terms of or action required in relation to the Forfeitable Share Award.
2.5A Forfeitable Share Award will not be valid until the Eligible Employee and Company have entered into the Forfeitable Share Agreement and any other document required in connection with the Forfeitable Share Award, including any power of attorney referred to in paragraph 2.4 of this Schedule 1.
2.6Rule 3.3 (Rejection of Award) does not apply to any Forfeitable Share Award.
3.Delivery of Shares
3.1On or after the later of:
3.1.1the Award Date; and
3.1.2the date on which the Forfeitable Share Agreement has been entered into, the Company will issue or procure the transfer of the Shares comprised in the Forfeitable Share Award to the Participant or to another person to be held for the benefit of the Participant under the terms of the plan and the Forfeitable Share Agreement.
The Company may retain the share certificates relating to any Shares which are comprised in a Forfeitable Share Award.
4.Shareholder rights and dividend equivalents
4.1The first paragraph of rule 7 (Voting, dividends and dividend equivalents) does not apply to any Forfeitable Share Award.
4.2Except to the extent specified in the Forfeitable Share Agreement, as regards the Shares comprised in a Participant’s Forfeitable Share Award a Participant will be entitled to:
4.2.1exercise all voting rights (or direct the exercise of those voting rights if the Shares are held on the Participant’s behalf);
4.2.2receive dividends; and
4.2.3have all the other rights of a shareholder
from the Award Date.
4.3If a Participant is not entitled to dividends on Shares comprised in their Forfeitable Share Award, the Forfeitable Share Award may be granted on the basis that the Participant is entitled to “dividend equivalents” as referred to in the second and third paragraphs of rule 7. However:
(i)    the reference to the relevant period being extended to the date of issue or transfer in the case of a Participant’s death does not apply to any Forfeitable Share Award; and
(ii)    any cash paid or Shares delivered in respect of such “dividend equivalents” will be paid or delivered only after the Forfeitable Share Award has Vested, and normally within 45 days after the date of Vesting.

5.Shareholder rights in connection with a rights issue or a variation of share capital etc
5.1Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Shares which are comprised in a Forfeitable Share Award where there is a rights issue, a variation of the share capital of the Company or other event of the sort described in rule 15.6. Any shares, securities or rights allotted to a Participant as a result of such an event will be:
5.1.1treated as if they were awarded to the Participant under the plan in the same way and at the same time as the Shares comprised in the Forfeitable Share Award in respect of which the rights were conferred; and
5.1.2subject to the rules of the plan and the terms of the Forfeitable Share Agreement.
5.2In the event of a rights issue, the Participant may sell sufficient entitlements nil-paid in relation to the Shares comprised in the Participant’s Forfeitable Share Award to take up the balance of the entitlements.
6.Disposing of Shares comprised in a Forfeitable Share Award to fund tax liabilities
6.1A Participant may dispose of Shares comprised in a Forfeitable Share Award or any interest in such Shares to fund any tax due in accordance with rule 16.
7.Vesting, lapse and reduction of a Forfeitable Share Award and application of Holding Period
Vesting
7.1Rule 9 (Consequences of Vesting or Exercise) does not apply to any Forfeitable Share Award.
Subject to paragraph 7.4 of this Schedule 1 and rule 11 of the plan, on the Vesting of a Forfeitable Share Award the Forfeitable Share Agreement will cease to apply.
Rule 10 (Cash alternative and net settlement) does not apply to any Forfeitable Share Award.
Lapse
7.2To the extent a Forfeitable Share Award lapses under the plan, the Shares which are comprised in the Forfeitable Share Award are forfeit and the Participant will immediately transfer their interest in those Shares for nil or nominal consideration to the Company or to any person specified by the Company.
Reduction
7.3If a Forfeitable Share Award is to be:
7.3.1reduced as referred to in rules 2.2.1, 12.2, 12.4, 12.5, 14.1.1, 15.3 or 15.6; or
7.3.2adjusted downwards as referred to in rule 18.5,
the reduction or adjustment shall take effect by the lapse of the Forfeitable Share Award to the necessary extent and the Participant will immediately transfer their interest in the appropriate number of Shares comprised in the Forfeitable Share Award for nil or nominal consideration to the Company or to any person specified by the Company.

Holding Period
7.4If a Forfeitable Share Award is subject to a Holding Period under rule 2.4 or one is imposed under rule 14:
7.4.1rule 11.1 (Consequences of Holding Period on Vesting or Exercise) does not apply to the Holding Shares;
7.4.2the Holding Shares will be held on the basis set out in rule 11.2 and rule 11.3 and the Directors may:
(a)require that the Holding Shares will be held in the name of a nominee selected by the Directors; and
(b)make the Vesting of the Forfeitable Share Award conditional upon the Participant taking any action as the Directors consider necessary or desirable as set out in rule 11.2 and rule 11.3, to give effect to the Holding Period.
8.Dilution
8.1If Shares are allocated (as referred to in rule 5 of the plan) for the purposes of a Forfeitable Share Award which subsequently lapses, notwithstanding rule 5.3 those Shares shall not be ignored when calculating the limits in rule 5.
9.Meaning of words
In this Schedule 1:
“Forfeitable Share Agreement” means an agreement entered into between an Eligible Employee and the Company, which sets out the terms on which the Shares comprised in a Forfeitable Share Award will be held; and
“Forfeitable Share Award” means an award of Shares held in the name of or for the benefit of a Participant on the terms of the applicable Forfeitable Share Agreement and in accordance with the rules of the plan.

SCHEDULE 2
Awards to US Participants
The purpose of this Schedule 2 is to set out the terms on which an Award under the plan may be granted to or continue to be held by a US Participant (as defined below).
1.Application of the Rules of the plan
1.1The Rules of the plan will apply to any Award (other than a Forfeitable Share Award subject to Schedule 1) granted to a US Participant under this Schedule 2, as amended by the terms of this Schedule 2.
2.Designation of Award Type
2.1To the extent that an Award is not subject to a Performance Condition, the Grantor shall designate at the Award Date (or in any case not later than the date the Award holder becomes a US Participant), whether the Award (or portion thereof) that is not subject to a Performance Condition is a 409A Exempt Award subject to the terms of paragraph 6.2.1 and paragraph 7.1 below or, alternatively, a 409A Compliant Award subject to the terms of paragraph 6.2.2 and paragraph 7.2 below.
3.Vesting of Award
3.1Rule 8.1.2 shall not apply to any Award (or portion thereof) of a US Participant that is subject to Section 409A. However, if a Participant is expected by the Grantor to become a US Participant, then Rule 8.1.2 may apply so that the Participant will cease to hold an Award, which would otherwise become subject to this Schedule 2, prior to becoming a US Participant.
4.Consequences of Vesting or exercise
4.1Subject to paragraph 6.2.2 of this Schedule 2 below, Rule 9 shall apply to any Award of a US Participant with the added restriction that, subject to any Dealing Restriction which prevents such issue or transfer, any issue or transfer pursuant to Rule 9 will be made not later than:
4.1.1where rule 12.3, 12.5, 13, 15.3 or 15.6 applies, March 15 of the calendar year following the calendar year in which the cessation or early vesting date (rule 12.3 or rule 12.5), death (rule 13), date of obtaining Control or sanction (rule 15.3) or decision of the Directors (rule 15.6) occurs and
4.1.2in all other cases, March 15 of the calendar year following the calendar year in which the relevant Qualifying Date occurs.
Further, in the event delayed issue or transfer beyond the relevant deadline (under Rule 9) due to a Dealing Restriction would not comply with US Treasury Regulation section 1.409A-2(b)(7)(ii), then the Vested Award will instead be paid in cash pursuant to rule 10 not later than such relevant deadline.
5.Exceptions to the general rule regarding leaving employment
5.1Subject to paragraph 6.2 of this Schedule 2, rule 12.2 shall apply to an Award of a US Participant; provided that for purposes of clarity, rule 12.2 shall not apply in the case of a cessation for a reason described in any of rules 12.2.1, 12.2.3, 12.2.4, or 12.2.5 unless it resulted from an employer-initiated termination.
6.Early Vesting
6.1Rule 12.3 shall apply to any Award (or portion thereof) of a US Participant that is subject to a Performance Condition. Rule 12.3 shall also be deemed to include the provisions set forth below in paragraph 6.2 of this Schedule 2 applicable to any Award (or portion thereof) of a US Participant that is not subject to a Performance Condition.
6.2Any Award (or portion thereof) of a US Participant that is not subject to a Performance Condition shall be subject to the terms of paragraph 6.2.1 if it is a 409A Exempt Award and paragraph 6.2.2 if it is a 409A Compliant Award, notwithstanding any provision of the Rules to the contrary.
6.2.1409A Exempt Award
(a)If the US Participant remains an employee of a Member of the Group until December 31 of any calendar year during the Performance Period but otherwise could have met the requirements for retirement under Rule 12.2.2 at any time during such calendar year (i.e., is retirement eligible), then to the extent not previously Vested, the Award (or portion thereof) that is not subject to a Performance Condition shall become Vested on December 31 of such calendar year with respect to the pro rata portion of the Award that relates to the portion of the Performance Period that elapsed during such calendar year. The remaining portion of the Award will continue subject to the terms of these Rules.
(b)If the US Participant ceases to be an employee of a Member of the Group before the Qualifying Date because of the circumstances described in rule 12.2.1, 12.2.2, 12.2.3, 12.2.4, or 12.2.5, the US Participant’s Award (or portion thereof) that is not subject to a Performance Condition will Vest on cessation, provided however, that the Directors may reduce the Award pro rata to reflect the time which has elapsed during the Performance Period.
6.2.2409A Compliant Award
(a)If a US Participant dies before the Vesting Date, their Award (or portion thereof) that is not subject to a Performance Condition will Vest in full on the date of death.
(b)Subject to paragraph 6.2.2(a) of this Schedule 2 above, the early Vesting provisions of Rule 12.3 shall not apply to the Award (or portion thereof) that is not subject to a Performance Condition and accelerated delivery or other accelerated pay-out under the Rules (including without limitation Rule 15) shall not apply to any such Award (or portion thereof).

(c)Any delivery of Shares or other pay-out of the Award (or portion thereof) that is not subject to a Performance Condition shall be made during the 45-day period beginning on the earliest to occur of the Vesting Date or the date of death of the US Participant.
7.Sale of Employer
7.1Rule 12.5 shall apply to any Award (or portion thereof) of a US Participant that is subject to a Performance Condition and any Award (or portion thereof) of a US Participant that is a 409A Exempt Award not subject to a Performance Condition. Rule 12.5 shall also be deemed to include the provisions set forth below in paragraph 7.2 of this Schedule 2 applicable to any Award (or portion thereof) of a US Participant that is a 409A Compliant Award not subject to a Performance Condition.
7.2Any Award (or portion thereof) of a US Participant that is not subject to a Performance Condition shall be subject to the terms of this paragraph 7.2 if it is a 409A Compliant Award, notwithstanding any provision of the Rules to the contrary.
7.2.1Subject to Rule 6.2.2, if a US Participant ceases to be an employee of a Member of the Group by reason of:
(a)the US Participant’s employing company ceasing to be under the Control of the Company or a Member of the Group; or
(b)a transfer of the undertaking, or the part of the undertaking, in which the US Participant works to a person which is neither under the Control of the Company nor a Member of the Group, then, unless the Directors determine otherwise, the Award (or portion thereof) which is a 409A Compliant Award not subject to Performance Conditions will continue and will Vest in accordance with Rule 9. The Directors may reduce the Award pro rata to reflect the time which has elapsed between the Award Date and the date of cessation.
7.2.2Where this paragraph 7.2 applies and to the extent that the Directors determine that equivalent rights have been granted or offered to US Participants, then the Award (or portion thereof) which is a 409A Compliant Award not subject to Performance Conditions will not Vest under this paragraph to the extent that the Directors so determine. To the extent that the Directors determine that any such Awards (or portions thereof) do not Vest under this paragraph, then they will lapse.
8.Investigation ongoing at time of Vesting
8.1No delay in Vesting of any Award of a US Participant under Rule 14.2 shall result in a delay of issue, transfer, or pay-out past the latest date for such issue, transfer, or pay-out that would otherwise have applied under this Schedule 2.

9.Options
9.1Notwithstanding any other provision of the Rules to the contrary, the terms of this paragraph 9 apply to any Option granted to a US Participant
9.2Any Option granted shall constitute a non-qualified stock option that is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code.
9.3Each Option granted to a US Participant shall be evidenced by a written agreement which shall be entered into by the Grantor and the Participant to whom the Option is granted, and which shall contain the following terms and conditions set out in this paragraph 9.3, as well as such other terms and conditions, not inconsistent therewith, as the Grantor may consider appropriate.
9.3.1Each Option agreement shall state that it covers a specified number of Shares, as determined by the Grantor.
9.3.2The Exercise Price for each Share covered by an Option, as determined by the Directors on or before the Award Date, shall be set forth in the Option agreement, but in no event shall the Exercise Price ever be less than the Market Value of the Shares on the date the Option is granted.
9.3.3There shall be no backdating of Options, and each Option shall be dated the actual date that the Grantor adopts the resolutions awarding the grant of such Option.
9.3.4Each Option agreement shall state the period of time, determined by the Grantor, within which the Option may be exercised by the US Participant (the “Option Period”). In no case shall an Option be exercisable after the expiration of the Option Period.
9.3.5Each Option agreement shall set out any terms related to vesting, delivery, and cash out.
9.4The “Market Value” of the Shares subject to an Option held by a US Participant shall mean, as of any date, the fair market value of a Share as determined by reasonable application of a reasonable valuation method, consistently applied, as the Directors deem appropriate. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation Section 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.
9.5Once granted, no Option of a US Participant shall be modified, extended, replaced or renewed in any way that would cause the Option to be subject to Section 409A. The Option shall not be extended to any date that would cause the Option to become subject to Section 409A. The Exercise Price shall not be adjusted to reflect any dividends declared and paid on the Shares between the date of grant and the date the Option is exercised, and no Options may be granted on the basis that a US Participant is entitled to “dividend equivalents” as referred to in the second and third paragraphs of rule 7.
10.Section 409A of the US Internal Revenue Code
It is intended that the Awards under the Rules subject to this Schedule 2 comply with or are exempt from Section 409A, and all provisions of the Rules shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If for any reason, such as imprecision in drafting, any provision of these Rules does not accurately reflect its intended establishment with an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of Company.
For the avoidance of doubt, neither the Participant nor any creditor or beneficiary of the Participant shall, if the Participant is subject to tax in the United States, have the right to subject any deferred compensation (within the meaning of Section 409A) payable under these Rules to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. In no event shall the recipient of Shares or other pay-out of any Award be permitted to designate the taxable year of the delivery or payment. It is intended that each instalment of the payments (including deliveries of Shares) provided under these Rules shall be treated as a separate “payment” for purposes of Section 409A. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of the Participant under these Rules may not be reduced by, or offset against, any amount owing by the Participant to the Company or any affiliate.
If, at the time of the Participant's separation from service (x) the Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (y) the Company shall make a good faith determination that an amount payable (including Shares) under these Rules constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay such amount (or issue or transfer Shares) on the otherwise scheduled payment date but shall instead accumulate such amount and pay it (or issue or transfer Shares), without interest, during the seventh month following such separation from service. Further, to the extent an amount payable (including Shares) under these Rules constitutes deferred compensation subject to Section 409A, (i) any termination of a Participant's employment triggering payment (including delivery of Shares) under these Rules must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before payment (including Share delivery) can commence; and (ii) to the extent that the termination of the Participant's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Participant to the service recipient at the time the Participant's employment terminates), payments (including deliveries of Shares) under these Rules that constitute deferred compensation under Section 409A shall be delayed until the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this section shall not cause any forfeiture of an Award on the Participant’s part but shall only act as a delay until such time as a “separation from service” occurs. For the purposes of this paragraph, the term “separation from service” means, with respect to a Participant, the Participant’s termination of employment with the service recipient due to death, retirement or otherwise as provided in US Treasury Regulation § 1.409A-1(h), subject to the following: (a) the service recipient shall be determined without substituting

“at least 50 percent” for “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code and in US Treasury Regulation § 1.414(c)-2 (i.e., the “at least 80 percent” standard shall apply in determining the businesses under common control/controlled group); and (b) if no action is taken to exercise the discretion under US Treasury Regulation § 1.409A-1(h)(4) to specify whether Participants have experienced a separation from service in connection with certain asset purchase transactions, a separation from service shall be treated as having occurred.
Notwithstanding any provision of these Rules to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to these Rules as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, the Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Participant in connection with these Rules or any Award hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.
11.Meaning of words
In this Schedule 2:
“409A Compliant Award” means an Award (or portion thereof) that is not subject to a Performance Condition and, due to its terms, is subject to Section 409A.
“409A Exempt Award” means an Award (or portion thereof) that is not subject to a Performance Condition and, due to its terms, is exempt from Section 409A as a “short-term deferral.”
“US Participant” means any Participant who is or becomes subject to United States federal income taxation in connection with the Award (a US taxpayer) at any time during the Performance Period.